Exhibit 99.1

BlackRock Elects Bayo Ogunlesi to Board of Directors

NEW YORK – November 19, 2024 – BlackRock, Inc. (NYSE: BLK) announced today that Adebayo (“Bayo”) Ogunlesi, Founding Partner, Chairman and Chief Executive Officer of Global Infrastructure Partners (“GIP”), and a Senior Managing Director at BlackRock, has been elected to BlackRock’s Board of Directors (“Board”).

Mr. Ogunlesi joins the Board as a non-independent director, following the completion of BlackRock’s acquisition of GIP in October 2024.

Laurence D. Fink, Chairman and CEO of BlackRock, said: “We have a clear goal to become the premier long-term capital partner across public and private markets. With Bayo’s insights and deep experience in capital markets and infrastructure investment, we will be better positioned to realize this goal. Bayo is also a founder, with a proven track record of value creation and stewardship of an outstanding firm. This deep sense of ownership is a value BlackRock has long shared. We welcome him to our Board and look forward to benefitting from his sound counsel.”

BlackRock’s approach to board composition emphasizes the importance of deep industry expertise as well as unique perspectives from various sectors to support the firm’s future growth, such as infrastructure and emerging markets. With this appointment, BlackRock’s Board will consist of 17 members, including 14 independent directors.

Bayo Ogunlesi

Adebayo (“Bayo”) Ogunlesi is a Founding Partner and the Chairman and Chief Executive Officer of Global Infrastructure Partners (GIP). He is a Senior Managing Director of BlackRock, a member of the firm’s Global Executive Committee and is based in New York.

Prior to the formation of GIP in 2006, Mr. Ogunlesi spent 23 years at Credit Suisse where he held several senior positions, including Executive Vice Chairman and Chief Client Officer of its Investment Banking Division. From 2002 to 2004, he was Head of the Global Investment Banking Division and a Member of the Executive Board and Management Committee.

Previously, Mr. Ogunlesi was an attorney with the New York law firm of Cravath, Swaine & Moore. He also served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the U.S. Supreme Court. He has been a Lecturer at the Harvard and Yale Law Schools and the Yale School of Management where he taught courses on transnational investment projects.

Mr. Ogunlesi holds a B.A. (First Class Honors) in Politics, Philosophy and Economics from Oxford University, a J.D. (magna cum laude) from Harvard Law School and an M.B.A. from Harvard Business School. He is a member of the Boards of Directors of Topgolf Callaway Brands, Kosmos Energy Holdings and Terminal Investment Limited. He was previously the Lead Director of Goldman Sachs Group. He is a Member of the Dean’s Advisory Boards of the Harvard Law and Business Schools and the Harvard University Global Advisory Council.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

BLACKROCK INVESTOR RELATIONS

Caroline Rodda

212.810.3442

caroline.rodda@blackrock.com

BLACKROCK MEDIA RELATIONS

Patrick Scanlan

212.810.3622

patrick.scanlan@blackrock.com

GLOBAL INFRASTRUCTURE PARTNERS (GIP), A PART OF BLACKROCK, MEDIA RELATIONS

Mustafa Riffat

917.747.4156

mustafa.riffat@blackrock.com

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